EXHIBIT 1.1

                        [Hovde Securities LLC Letterhead]


                                                 August 26, 2004


PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Donald A. Moll
President and Chief Executive Officer
Royal Savings Bank
9226 South Commercial Avenue
Chicago, IL  60617

Dear Mr. Moll:

         We understand that Royal Savings Bank (the "Bank") will be forming a holding company (the "Holding Company") that intends to offer newly issued shares of its common stock in connection with the conversion of the Bank from a State of Illinois mutual savings bank to a State of Illinois capital stock savings bank (the "Conversion"). This letter confirms an agreement whereby the Bank and/or Holding Company (collectively, the "Company") have retained Hovde Securities LLC ("Hovde") to serve as the Company's exclusive financial advisor in connection with the Conversion, pursuant to the following terms and conditions:

         1. Conversion Services. As the Company's exclusive financial advisor, Hovde will provide the Company with the following comprehensive program of services designed to ensure an orderly, efficient and cost-effective Conversion:

         (a) General Services. Hovde will (i) provide advice and training to the personnel of the Company, including the directors, management and staff, regarding their respective tasks and responsibilities throughout the Conversion;
(ii) assist in identifying, soliciting and working with third parties to provide the Company with appraisal, printing, business plan, conversion agent and/or transfer agent services; (iii) provide counsel and assistance to the Company (specifically, its employee stock benefits plan), its directors, management and staff in obtaining competitive loans to finance the purchase of Company stock in the subscription, community and/or public offerings, as applicable; and (iv) participate in the drafting and distribution of any press releases pertaining to the Conversion.

         (b) Conversion Strategy Services. Hovde will conduct a Due Diligence Review (as hereinafter defined) of the Company; assess the individual and corporate objectives of the management and directors of the Company; and evaluate market conditions for the Company's conversion offering. Subsequent thereto, Hovde will recommend to the Company a conversion strategy addressing structure, valuation, marketing, dividend policy, anti-takeover protections, insider benefits, and post-conversion shareholder value enhancement tactics.

         (c) Subscription and Community Offering Services.

                  (i) The Company shall provide temporary offices throughout the duration of the Conversion process wherein work relating to the Conversion can be conducted (the "Conversion Center"). Hovde will help manage the Company's employees (including temporary or permanent clerical employees) assigned or recruited by the Company to staff the Conversion Center (the "Conversion Center Personnel"). Hovde will assist in training the Conversion Center Personnel to respond to any customer and/or investor inquiries concerning the Conversion and to solicit and process proxies, maintain a status list of investors, record stock orders, distribute mail order confirmations, account for any funds received, and provide the management of the Company with daily reports on Conversion Center activities.

Mr. Donald A. Moll
August 26, 2004
Page 2


                  (ii) Hovde will assist in arranging the logistics and facilitating any community informational meetings regarding the Conversion. Moreover, Hovde will prepare the management and directors of the Company in connection with any presentations to be made at any community informational meetings.

                  (iii) Hovde will compile a prospective investor list based upon a review of the Company's customer base and guidance from the Company's directors, management and other employees. Further, Hovde will assist the Company in preparing financial and marketing analysis to be included in any offering circulars, prospecting letters, brochures or media advertisements.

         (d) Broker-Assisted and Syndicated Community Offering Services. Upon the request of the Company, Hovde will analyze market conditions and make a recommendation to the Company as to whether the Company should pursue a broker-assisted or syndicated community offering. In the event that the Company, upon Hovde's recommendation, elects to pursue a broker-assisted community offering, Hovde will assist in arranging the logistics and facilitating any broker informational meetings as needed. Hovde will prepare the management and directors of the Company in connection with any presentations to be made at any broker informational meetings. Further, Hovde will solicit brokers to attend such informational meetings and will produce a confidential broker memorandum and take any other necessary or appropriate steps to encourage broker participation in the Company's broker-assisted or syndicated offering.

         (e) Standby Underwriter Services. In the event that the Company's securities are undersubscribed after completing the subscription and community offerings, Hovde will advise the Company as to whether it should retain one or more investment banking firms ("Standby Underwriters") to manage an underwritten public offering of any remaining shares. If one or more Standby Underwriters are to be retained by the Company, Hovde will assist in identifying and soliciting qualified Standby Underwriters and will assist in negotiating the terms of any applicable agreement related thereto. Hovde will endeavor to limit the aggregate fees to be paid by the Company under any such agreements with any Standby Underwriters to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment.

         2. Preparation of Offering Documents. The Company and its counsel will draft the Registration Statement, the Application for Conversion, and any other offering materials to be used in connection with the Conversion. Hovde will attend meetings to review these documents and advise the Company on their form and content. Hovde and its counsel will draft the Agency Agreement and related documents as well as marketing materials other than the Prospectus.

         3. Due Diligence Review. Hovde and its representatives will undertake investigations to learn about the Company's business and operations ("Due Diligence Review") in order to perform the services contemplated hereunder. The Company agrees that it will make available to Hovde all relevant information, whether or not publicly available, which Hovde requests, and will make the Company's management personnel reasonably available to Hovde to discuss the operations and prospects of the Company. The Company acknowledges that Hovde will rely upon the accuracy and completeness of all information received from the Company, its officers, directors, accountants and legal counsel. This letter agreement under which Hovde is to serve as the Company's exclusive financial advisor is subject to the satisfactory completion of such investigations and inquiries as Hovde may deem appropriate under the circumstances and is subject to the determination by Hovde, in its sole discretion, that no unanticipated material adverse information is discovered during the Due Diligence Review.

         4. Regulatory Filings. The Company will cause any required regulatory filings (including, but not limited to, the Registration Statement, the Application for Conversion, and any other offering materials) to be filed with the Illinois Office of Banks and Real Estate ("OBRE"), the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD") and any applicable state securities commissioner or other self-regulatory agency ("SRO") as required by state or federal laws or regulations. All filings with the OBRE, the FDIC, the SEC, the NASD and/or any applicable state securities commissioner or other SRO naming Hovde as the Company's exclusive financial advisor in connection with the Conversion will be subject to the prior written consent of Hovde, which consent shall not be unreasonably withheld.

Mr. Donald A. Moll
August 26, 2004
Page 3


         5. Agency Agreement. This letter is a binding agreement between the Company and Hovde; provided, however, that the specific terms of certain services contemplated in this letter shall be set forth in an agency agreement ("Agency Agreement") between the Company and Hovde to be executed on or about the date the offering is to commence. The Agency Agreement will be in a form and substance acceptable to the Company and Hovde and will provide for customary representations and warranties by and for the Company and Hovde to indemnify one another and their controlling persons and affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, subject to Section 8 hereof.

         6. Fees. Throughout the term of Hovde's engagement by the Company hereunder, the Company agrees to pay Hovde, as compensation for all services to be performed by Hovde hereunder, the following:

         (a) The Company shall pay Hovde the sum of forty thousand dollars ($40,000) as a non-refundable management fee (the "Management Fee"). Twenty thousand dollars ($20,000) shall be paid concurrently with the execution hereof and the remaining balance of twenty thousand dollars ($20,000) shall be paid upon the initial filing of the Application for Conversion.

         (b) A fee (the "Placement Fee") equal to (i) one and three quarters percent (1.75%) of the aggregate Purchase Consideration (as hereinafter defined) in respect of the common stock sold in the Subscription Offering, plus (ii) three percent (3.00%) of the aggregate Purchase Consideration in respect of the common stock sold in the Direct Community Offering. The Placement Fee shall be due and payable to Hovde upon closing of the Conversion. The Company will also be responsible for the commissions, fees and other compensation payable to any NASD member firm other than Hovde which the Company authorizes to participate in the Conversion as a selected dealer, assisting broker, Standby Underwriter or other similar role.

         For the purposes of this letter agreement: (a) "Purchase Consideration" will be defined as the aggregate dollar amount at which the shares of the Company's common stock are sold in the Conversion; (b) "Subscription Offering" will be defined to include any offering of shares of common stock of the Company to any eligible account holder or supplemental eligible account holder of the Company (within the meaning of Title 38, Chapter II, Part 1075, Subpart O,
Section 1815 of the Illinois Administrative Code); however, in no case shall the term "Subscription Offering" be defined to include any offering of shares of common stock of the Company to any directors, officers, employees, employee stock benefit plans, management recognition plans and/or benefit income plans of the Company or to any charitable foundation established by the Company; and (c) "Direct Community Offering" will be defined to include any offering of units of equity securities of the Company other than in the Subscription Offering that give preference to natural persons residing in the counties in which the Company has an office.

         7. Expenses. The Company will bear all expenses of the proposed Conversion, including but not limited to the following: OBRE, FDIC, SEC, "Blue Sky," NASD and any other applicable state or federal regulatory agency or SRO filing and/or registration fee; the fees of the Company's accountants, attorneys and registration agent; printing expenses associated with the Conversion; the fees set forth in Section 6; and any fee for "Blue Sky" legal work, which may be performed by the Company's counsel or Hovde's counsel (at the expense of the Company). In addition, the Company hereby agrees to reimburse Hovde, from time to time, upon Hovde's request, for its reasonable out-of-pocket expenses, including legal fees of its counsel and fees of persons or entities which Hovde may engage to assist with the Conversion, provided in no event will such expenses in the aggregate exceed fifty thousand dollars ($50,000) without the prior approval of the Company; provided, however, that Hovde shall document such expenses to the reasonable satisfaction of the Company.

         Any and all fees, out-of-pocket expenses or other expenses due from the Company to Hovde hereunder shall be paid within thirty (30) days after the Company's receipt of an invoice regarding same (in the case of fees payable pursuant to Section 6 hereof, five (5) days from the date on which such fees become payable); in the event such payments are not made within such 30-day or 5-day period, as applicable, all overdue amounts outstanding shall accrue interest thereon from the date invoiced or date payable, as applicable, at a rate of one and one-half percent (1.5%) per month. In the event Hovde must file a lawsuit to collect any outstanding fees, out-of-pocket

Mr. Donald A. Moll
August 26, 2004
Page 4


expenses, or other expenses due from the Company, the Company agrees to pay all reasonable costs and attorneys' fees for such action.

         8. Indemnification and Contribution. The Company agrees to indemnify Hovde (including its affiliated entities and its officers, directors, agents, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934)) to the full extent provided by law against any claims, losses and expenses as incurred (including expenses of investigation and preparation and reasonable fees and disbursements of Hovde's and such persons' counsel) related to or arising out of the Conversion or Hovde's engagement hereunder. However, such indemnification and contribution shall not apply to any claim, loss or expense which arises from or is based upon (i) an untrue statement of material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto, made in reliance on and in conformity with written information furnished to the Company by Hovde expressly for use therein, or (ii) Hovde's gross negligence, willful misconduct or bad faith in performing its services hereunder. If such indemnification were for any reason not to be available with respect to any matter (other than by reason of the provision in the immediately preceding sentence), the Company and Hovde agree to contribute to the settlement, loss, liability or expense for which indemnification or reimbursement is not available in such proportion so as to reflect the relative benefits to the Company, on the one hand, and to Hovde, on the other hand, the relevant fault of each of the Company and Hovde, and any other relevant equitable considerations. It is agreed that the appropriate measure of the relative benefits shall be determined on the basis of the proportion that Hovde's fees payable hereunder bear to the Purchase Consideration payable, in each case, in the Conversion.

         No person guilty of fraudulent misrepresentation within the meaning of
Section 11(f) of the Securities Act of 1933 shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentations.

         The indemnity provided herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or completion of or failure to initiate or complete the Conversion referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934) any party hereto, (iii) any termination or the completion or expiration of the letter agreement or Hovde's engagement hereunder, and (iv) whether or not Hovde shall, or shall be called upon to, render any formal or informal advice in the course of engagement.

         Both Hovde and the Company agree that any suit or other action necessary to enforce the obligations of this letter agreement shall be instituted in the courts of the State of Illinois, and that the substantially non-prevailing party, its successors or assigns shall pay to the substantially prevailing party, its successors or assigns, any counsel's or attorneys' fees incurred as a result of the institution of such suit or action.

         9. Conditions. Hovde's obligations hereunder shall be subject to, among other things, there being in Hovde's opinion, which shall have been formed in good faith by Hovde after reasonable determination and consideration of all relevant factors: (a) satisfactory disclosure by the Company of all relevant financial information in the disclosure documents and a determination that the offering of the securities pursuant to the Conversion are reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Company subsequent to Hovde's Due Diligence Review; (c) the absence of market conditions which might render the offering of the securities by the Company pursuant to the Conversion inadvisable; (d) no change in the applicable laws, rules or regulations which would have a material effect on the Company or result in any material violation by the Company of such laws, rules or regulations; (e) the execution of this letter agreement by the Company prior to commencement of the Conversion; (f) agreement that the price established by the independent appraiser is reasonable; and (g) the execution of such other documents, instruments and agreements necessary to effectuate the Conversion and/or as reasonably requested by Hovde.

         In particular, Hovde shall have no obligation to assist the Company with the Conversion in the event that (i) the Company shall have sustained a loss, whether or not insured, which substantially and adversely affects the

Mr. Donald A. Moll
August 26, 2004
Page 5


financial condition, results of operations, or future prospects of the Company and which in the reasonable judgment of Hovde shall render it impracticable for the Company to engage in the Conversion or to enforce contracts for the purchase of the securities issued in connection with the Conversion, or (ii) as a result of action taken by the SEC, the NASD, SRO, or by any other federal or state agency (including but not limited to the FDIC or the OBRE), or by action of the Congress or by Executive Order, trading in securities of the type issued pursuant to the Conversion shall have been suspended, limited or any new restrictions on transactions in securities of such type not in force and effect as of the date of this letter agreement and materially affecting the market for securities shall have been established, or (iii) a banking moratorium shall have been declared by either federal or State of Illinois authorities, or (iv) if, in the reasonable judgment of Hovde, the market for securities in general or for securities of the type being offered by the Company pursuant to the Conversion shall have so materially and adversely changed to render it impracticable to offer for sale or to enforce contracts made for the sale of such securities.

         10. Term of Agreement. This letter agreement shall commence upon the Company's execution hereof and will thereafter remain in effect for eighteen
(18) full calendar months, and thereafter shall be automatically extended monthly until terminated by (i) either party upon thirty (30) days' written notice to the other party or (ii) the completion of the Conversion. The termination of this letter agreement will not relieve the Company of its obligation to reimburse Hovde for its expenses as set forth in Section 6 or any amounts the Company is or becomes obligated to pay pursuant to the indemnification and contribution provisions under Section 8 hereof.

         11. Advertisement. Subject to any applicable federal or state securities laws or regulations, and provided that the Company's intent to engage in the Conversion has been made public, the Company agrees that Hovde may, at its own expense, publish an advertisement announcing Hovde's role therein.

         12. Addresses for Notices. All notices, requests, demands and other communications requested or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first-class certified mail, return receipt requested, to the applicable party at its address indicated below:

         If to Hovde:
         -----------

                  Stephen E. Nelson
                  Principal
                  Hovde Securities LLC
                  1629 Colonial Parkway
                  Inverness, Illinois  60067

         With a copy sent to:
         -------------------

                  Hovde Securities LLC
                  1826 Jefferson Place, N.W.
                  Washington, D.C. 20037
                  Attn:    Richard J. Perry, Jr.
                           General Counsel

         If to the Company:
         -----------------

                  Mr. Donald A. Moll
                  President and Chief Executive Officer
                  Royal Savings Bank
                  9226 South Commercial Avenue
                  Chicago, IL  60617

or, as to each party, at such address as shall be designated in a written notice given to the other party.

Mr. Donald A. Moll
August 26, 2004
Page 6


         13. Headings. The section headings in this letter agreement are for convenience only and do not define, limit or construe the contents of such sections. References made in this letter agreement to numbered sections shall refer to numbered sections of this letter agreement unless otherwise indicated.

         14. Severability. If any provision of this letter agreement or any application to any party or circumstance shall be determined by any court or regulatory authority of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstance other than those as to which it is so determined invalid or unenforceable to any extent, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         15. Governing Law. The laws of the State of Illinois shall govern the validity, performance and enforcement of this letter agreement without regard to any conflict of laws principles, and any dispute arising out of or relating to this letter agreement must be brought in, and take place in, the State of Illinois, which shall be a proper forum and which the Company agrees has personal jurisdiction for purposes of enforcement of this letter agreement.

         16. Confidentiality. Hovde hereby agrees that it will not at any time, directly or indirectly, make known or divulge to any person, firm, or corporation (other than employees, legal counsel or agents of Hovde who have a need to know such information, or information which the Company acknowledges will be utilized in the course of the Conversion), any confidential information provided by the Company and its affiliates, or their agents, attorneys, employees and accountants to Hovde in connection with the Conversion, including, but not limited to, information contained in or derived from the financial statements of the Company and its affiliates, the business and operations of the Company, or as a result of its Due Diligence Review of the Company (other than information which (i) is or becomes generally available to the public other than as a result of a disclosure by Hovde or its representatives, (ii) was available to Hovde on a non-confidential basis prior to its disclosure to Hovde by the Company or its representatives, or (iii) becomes available to Hovde on a non-confidential basis from a source other than the Company or its representatives, provided that such source neither is known by Hovde to be bound by, nor to Hovde's knowledge does such disclosure breach, directly or indirectly, a confidentiality agreement with the Company or its representatives).

         If the foregoing correctly sets forth our mutual understanding, please indicate the Company's acceptance hereof by signing and returning to the undersigned the original copy of this letter agreement with a check in the amount of twenty thousand dollars ($20,000) payable to Hovde Securities LLC.

                                                With warmest regards,

                                                HOVDE SECURITIES LLC


                                                By: /s/ Stephen E. Nelson
                                                    ----------------------------
                                                    Stephen E. Nelson
                                                    Principal


Accepted and Agreed to this 27th day of
August, 2004:

ROYAL SAVINGS BANK


By: /s/ Donald A. Moll
    --------------------------------------
    Mr. Donald A. Moll
    President and Chief Executive Officer